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                                                                    Exhibit 23.1


                         INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Registration Statement of America's Senior Financial Services, Inc. on Form SB-2 of our reports, as listed below, appearing in the Prospectus, which is part of this Registration Statement:
    1. Our Independent Auditor's Report dated February 26, 1999 (except for note 10, for which the date is March 26, 1999) on the 1998 and 1997 consolidated financial statements of America's Senior Financial Services, Inc. and subsidiary;
    2. Our Independent Auditor's Report dated February 26, 1999 on the 1998 and 1997 financial statements of Dow Guarantee Corp.; and
    3. Our Independent Auditor's Report dated April 9, 1999 on the 1998 financial statements of Capital Funding of South Florida, Inc.

/s/ Ahearn, Jasco + Company, P.A.

AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants

Pompano Beach, Florida
June 15, 1999